UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 26, 2006
AVONDALE INCORPORATED
(Exact name of registrant as specified in its charter)

Georgia	33-68412	58-0477150
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

506 South Broad Street
Monroe, Georgia
(Address of principal executive offices)	30655 (Zip code)
Registrant’s telephone number, including area code: (770) 267-2226
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     Our business and the broader domestic textile industry continues to face difficult challenges, including significant growth in imported apparel, elimination of import quotas by the World Trade Organization, uncertainties presented by the economic and political environment and imbalance of global supply and demand for textile and apparel products. In addition, manipulation of the Chinese yuan and currencies of other Asian countries relative to the U.S. dollar and other trade distorting practices employed by those countries create competitive advantages which continue to promote the importation of goods from those countries by U.S. retailers, exacerbating the already highly competitive market conditions. This situation is compounded by the significant disruption of our business caused by the January 6, 2005 train derailment and chlorine spill discussed in our quarterly report on Form 10-Q for the quarter ended February 24, 2006 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — January 6, 2005 Train Derailment.” In addition, markets for the Company’s products have softened during the past six months as domestic demand has been adversely affected by the impact of hurricanes, increased fuel costs and higher interest rates. As a result of these challenges, our current and projected sales volumes are insufficient to fully support our existing manufacturing capacities.
     In order to rationalize our manufacturing capacities to sales levels more equivalent to market demand for our products and thereby optimize manufacturing costs per unit produced, on April 26 and 27, 2006, we announced the closing of our Walton Plant, an open-end yarn manufacturing facility located in Monroe, Georgia, and our Sibley Finishing Plant, a denim finishing facility located in Augusta, Georgia, effective June 28, 2006. Production of open-end yarns for internal consumption by our apparel fabrics operation will be shifted from our Walton Plant to our other yarn manufacturing facilities and we will utilize our other finishing facilities to replace the denim finishing previously performed at the Sibley Finishing Plant. We expect these actions will result in a reduction of approximately 200 jobs.
Item 2.05. Costs Associated with Exit or Disposal Activities.
     In connection with the restructuring activities disclosed under Item 8.01, we anticipate recording facility restructuring charges and other non-operating costs of approximately $3.3 million during the third quarter of fiscal 2006, including non-cash charges of approximately $3.2 million to write down the excess equipment and supplies and parts inventories created by the restructuring to estimated net realizable value and approximately $100,000 to accrue minor disposal and other non-operating costs. Employee separation costs associated with the restructuring activities are expected to be approximately $200,000. The information set forth in Item 8.01 related to our restructuring activities is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2006	AVONDALE INCORPORATED
	By:	/s/ Jack R. Altherr, Jr.
Jack R. Altherr, Jr.
Vice Chairman and Chief Financial Officer

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